Dated May 23, 2007
Filed Pursuant to Rule 433
Registration Statement No. 333-132201

TOYOTA MOTOR CREDIT CORPORATION
15NC1: 6-Month USD LIBOR Range Accrual Notes (the "Notes")

General
Issuer: Toyota Motor Credit Corporation

Issuer Rating: Aaa/AAA

Agent: Morgan Stanley & Co. Incorporated

CUSIP: 89233PG26

Principal Amount: US $10,000,000 (may be increased prior to Original Issue Date)

Trade Date: May 23, 2007

Original Issue Date: June 6, 2007

Stated Maturity Date: June 6, 2022

Issue Price: 100%

Net Proceeds to Issuer: 100%

Agent's Discount or Commission: 0.00%

Reoffer Price: Par

Business Days: New York

Minimum Denominations: $1,000 and $1,000 increments thereafter

Settlement: DTC

Form of Note: Book-entry only

Calculation Agent: Deutsche Bank Trust Company Americas

Specified Currency: U.S. Dollars

Redemption:
The Notes are subject to redemption by the Issuer, in whole, at Par, on June 6, 2008 and on each Interest Payment Date thereafter with 10 calendar days notice.

Interest

Reference Rate:
6-Month USD LIBOR-BBA, as taken from Reuters Page LIBOR01 as of
11:00 a.m. London time.

Interest Rate:
Years 1-Maturity

7.50% * (N/M); where,

"N" is the total number of calendar days in the applicable Interest Calculation Period that the Reference Rate is within the Reference Rate Range; and

"M" is the total number of calendar days in the applicable Interest Calculation Period.

For the purpose of calculating the value of "N", for each calendar day in an Interest Calculation Period that is not a London Banking Day, the Reference Rate will revert to the setting on the previous London Banking Day.

Reference Rate Range: 0.00% < Reference Rate < 7.00%

Interest Payment Dates:
Quarterly, on each March 6, June 6, September 6, and December 6, commencing with a first interest payment on September 6, 2007.

Interest Calculation Period:
The quarterly period from and including the Original Issue Date (in the case of the first Interest Payment Date) or previous Interest Payment Date, as applicable, to but excluding the next Interest Payment Date.

Minimum Interest Rate: 0.00%

Day Count Convention: Actual / Actual

Business Day Convention: Following

Period End Dates: Unadjusted

Rate Cut-off:
Years 1-Maturity:   The Reference Rate for a particular Interest Calculation
Period will be set five New York Banking Days prior to the related Interest Payment Date using the Reference Rate level for the London Banking Day immediately preceding the start of that five day period, and will remain in effect until the related Interest Payment Date.


Risk Factors

	Investing in the Notes involves a number of risks, including risks associated with an investment in ordinary fixed rate notes. An investment in Range Accrual Notes such as the Notes entails significant risks not associated with similar investments in a conventional debt security, including, but not limited to, fluctuations in the Reference Rate, and other events that are difficult to predict and beyond the Issuer's control. Accordingly, prospective investors should consult their financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.The Amount Of Interest Payable On The Notes
Is Uncertain And Could Be 0.0%.
       No interest will accrue on the Notes with respect to any calendar day on which the Reference Rate is outside the Reference Rate Range. For every calendar day on which the Reference Rate is outside the Reference Rate Range, the effective interest rate for the applicable Interest Calculation Period will be reduced, and if the Reference Rate is outside the Reference Rate Range with respect to an entire Interest Calculation Period, the effective interest rate for that Interest Calculation Period will be 0.0%.

The Yield On The Notes May Be Lower Than The Yield On A Standard Debt Security Of Comparable Maturity.
       The Notes will bear interest at a rate of 0.0% per annum with respect to any calendar day on which the Reference Rate is outside the Reference Rate Range. As a result, if the Reference Rate is outside the Reference Rate Range for a substantial number of calendar days during an Interest Calculation Period, the effective yield on the Notes for such Interest Calculation Period may be less than what would be payable on conventional, fixed-rate redeemable notes of the Issuer of comparable maturity.

The Reference Rate For The Fifth New York Banking Day Preceding The End Of An Interest Calculation Period Will Be The Rate For The Remainder Of That Interest Calculation Period.
       Because the Reference Rate determined on or otherwise applicable to the fifth New York Banking Day preceding the end of an Interest Calculation Period will be the Reference Rate for the remainder of the Interest Calculation Period, if the Reference Rate for such 5th New York Business Day is not within the Reference Rate Range, no interest will be paid on the Notes with respect to the remaining calendar days in that Interest Calculation Period, even if the Reference Rate on any of the subsequent remaining calendar days were actually within the Reference Rate Range.

Secondary Trading May Be Limited.
       The Notes will not be listed on an organized securities exchange. There may be little or no secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow a holder to trade or sell Notes easily.

The Price At Which The Notes May Be Resold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased. Some of these factors include:
          *	Changes in the level of the Reference Rate
          *	Volatility of the Reference Rate.
          *	Changes in U.S. interest rates
The Historical Performance Of the Reference Rate Is Not An Indication Of Its Future Performance.
       Historical performance of the Reference Rate should not be taken as an indication of the future performance during the term of the Notes. Changes in the level of the Reference Rate will affect the trading price of the Notes, but it is impossible to predict whether such level will rise or fall.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-584-6387.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.